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                                                                    EXHIBIT 10.6

                                 URS CORPORATION
                           1999 EQUITY INCENTIVE PLAN

                       NONSTATUTORY STOCK OPTION AGREEMENT

      Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, URS Corporation (the "Company") has granted you an option under its 1999 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

      The details of your option are as follows:

      1. VESTING. Subject to the limitations contained herein, your option shall vest as provided in the Grant Notice. Notwithstanding the foregoing, the vesting of your option shall be accelerated both (i) in the circumstances provided in
Section 12(c) of the Plan and (ii) as provided in Sections 2 and 3 below.

      2. TERMINATION OF CONTINUOUS SERVICE.

            (a) In the event your Continuous Service terminates due to your death, the option automatically shall become vested in its entirety as of the date of your death and your rights under the option shall pass by will or the laws of descent and distribution; provided, however, that you may designate a beneficiary to exercise your option as set forth in Section 10 hereof.

            (b) In the event your Continuous Service terminates due to your Disability (as that term is defined in the employment agreement you entered into with the Company on September 8, 2000, as amended from time to time (the "Employment Agreement")), the option automatically shall become vested in its entirety as of the date of your termination of Continuous Service.

            (c) In the event you terminate your Continuous Service for Good Reason (as that term is defined in your Employment Agreement) within one (1) month of the occurrence of the event constituting Good Reason, or your Continuous Service is terminated by the Company for any reason other than Cause (as that term is defined in your Employment Agreement), you shall be credited with one (1) additional year of vesting under your option.

            (d) In the event you terminate your Continuous Service without Good Reason or your Continuous Service is terminated by the Company for Cause, you shall be credited only with the vesting that has accrued under your option as of the date of your termination of Continuous Service.

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            (e) To the extent your option is not fully vested on the date of your termination of Continuous Service pursuant to Sections 2(a) - (d) above, it shall automatically lapse on such date.

      3. CHANGE IN CONTROL. Notwithstanding Section 2 above, your option shall become vested in its entirety in the event that a Change in Control (as defined below) occurs with respect to the Company prior to your termination of Continuous Service; provided that, notwithstanding any definition in your Employment Agreement to the contrary, "Change in Control" for the purpose of the vesting of this option shall mean the occurrence of any of the following events after the Date of Grant:

            (a) A change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (b) A change in the composition of the Company's Board of Directors, as a result of which fewer than two-thirds (2/3) of the incumbent directors are directors who either (i) had been directors of the Company twenty-four (24) months prior to such change or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

            (c) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that:

                  (i) The beneficial ownership by a person of twenty percent (20%) or more, but less than a majority, of the Base Capital Stock shall not constitute a Change in Control if such beneficial ownership was acquired in the ordinary course of such person's business and not with the purpose or effect of changing or influencing the control of the Company and if such person is eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act with respect to such beneficial ownership; and

                  (ii) The beneficial ownership by Blum Capital Partners, L.P. and any person "affiliated" (within the meaning of the Exchange Act) with Blum Capital Partners, L.P. (collectively, "Blum") of the Base Capital Stock shall not constitute a Change in Control unless and until Blum, either alone or as a member of a group that constitutes a "person" (as defined above), beneficially owns an aggregate of over twenty-five percent (25%) of the Base Capital Stock.

The definitions of "Change in Control" contained in the Plan and in your Employment Agreement shall have no application to this Stock Option Agreement.

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      4. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common
Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

      5. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option as follows:

            (a) You may elect to make payment of the exercise price in any manner PERMITTED BY YOUR GRANT NOTICE, which may include one or more of the following:

                  (i) In cash or by check;

                  (ii) In the Company's sole discretion at the time your option is exercised, and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a same day sale program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or

                  (iii) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

            (b) If and when expressly authorized by the Compensation Committee of the Board of Directors and PERMITTED BY YOUR GRANT NOTICE, you may "net exercise" your option in such manner as the Compensation Committee may authorize, whereby the Company will deliver to you upon such exercise, subject to withholding pursuant to Section 10 below, that number of shares equal to the quotient of (i) the excess of the aggregate Fair Market Value of the number of shares of Common Stock as to which your option is being exercised over the aggregate exercise price of your option as to such number of shares, divided by
(ii) the Fair Market Value.

      6. MINIMUM EXERCISE. You may not exercise your option for less than one hundred (100) shares of Common Stock at any one time, except that it may be exercised for all of the Common Stock remaining subject to the option if fewer than one hundred (100) shares remain. You may exercise your option only for whole shares of Common Stock.

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      7. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

      8. TERM. You may not exercise your option before the commencement of its term or after its term expires. Subject to Section 12(c) of the Plan and the provisions of your Employment Agreement, the term of your option commences on the Date of Grant and expires upon the EARLIEST of the following:

            (a) three (3) months after the termination of your Continuous Service for any reason other than your retirement from the Company on or after the date you attain age 65, Disability or death, provided that if during any part of such three- (3-) month period you may not exercise your option solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

            (b) three (3) years after your retirement from the Company, if such retirement occurs on or after the date you attain age 65;

            (c) twelve (12) months after the termination of your Continuous Service due to your Disability;

            (d) twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than your retirement from the Company on or after the date you attain age 65;

            (e) the Expiration Date indicated in your Grant Notice; or

            (f) the day before the tenth (10th) anniversary of the Date of Grant.

      9. EXERCISE.

            (a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

            (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the

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payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option or (2) the disposition of shares of Common Stock acquired upon such exercise.

      10. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

      11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to (i) alter the terms of your Employment Agreement or (ii) create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

      12. WITHHOLDING OBLIGATIONS.

            (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with your option.

            (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, that satisfies federal, state, local and foreign tax obligations of the Company and you; provided that the Company shall not withhold shares of Common Stock at rates in excess of the minimum statutory withholding rates imposed upon the Company for federal and state tax purposes if such withholding would result in a charge to the Company's earnings for accounting purposes. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

            (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

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      13. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

      14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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